Exhibit 4.32

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE LIKELY TO CAUSE COMPETITITVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. SUCH EXCLUDED INFORMATION IS DENOTED BY ASTERISKS IN BRACKETS [**].

FIRST AMENDMENT TO THE SECURITIES PURCHASE AND MERGER AGREEMENT

THIS AMENDMENT is made as of November 9, 2018 by and among Graycliff Private Equity Partners III Parallel LP (the “Blocker Seller”), Iron Man Acquisition Inc. (“Acquiror”), and Impakt Holdings, LLC (the “Company”).

RECITALS:

A.                                    The Company, the Blocker Company, the Blocker Seller, Celestica USA, Acquiror, Merger Sub and the Holder Representative entered into an Securities Purchase and Merger Agreement dated as of October 9, 2018 (the “Merger Agreement”).

B.                                    Pursuant to Section 12.14 of the Merger Agreement, this Amendment will be effective with the signatures of the Company, the Blocker Seller and the Acquiror.

C.                                    Initially capitalized terms used but not defined herein shall have the respective meanings given to them in the Merger Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree that the Merger Agreement is amended as follows:

1.              The definitions of Special Escrow Amount, Special Escrow Fund, Special Escrow Tax Losses in Section 1.1 are deleted in their entirety and replaced with the following:

“Special Escrow Amount” means a cash amount equal to $[**].

“Special Escrow Fund” means an account in which the Special Escrow Amount will be deposited in four sub-accounts, consisting of separate sub-accounts of $[**] for Special Escrow Tax Losses, $[**] for any Damages in connection with the deductibility of the Bonus Agreement Payment (the “Tax Deductibility Escrow Account”), $[**] for Unsatisfied Current Income Taxes and unsatisfied Current Blocker Tax Liabilities, and $[**] for [**] Investigation Losses, to be held in trust with the Escrow Agent in accordance with this Agreement and the Escrow Agreement.

“Special Escrow Tax Losses” means the Damages attributable to the Indemnified Taxes, if any, arising out of or resulting from: (i) income Taxes imposed by South Korea in respect of the transfer pricing of the Company and its Subsidiaries in Pre-Closing Tax Periods, (ii) income Taxes imposed by South Korea in respect of the sale and lease of the Songdo land and buildings between A-1 Engineering Korea, Inc. and YKS Investments, LLC, (iii)

income Taxes imposed by the United States in respect of compensation deductions claimed by A-1 Manufacturing, Inc., on its income Tax Returns for 2009-2015 Tax years, (iv) income Taxes imposed by the United States under Section 965 of the Code; (v) income Taxes imposed by the United States in respect of any failure to reconcile book income and Tax income of A-1 Machine Manufacturing, Inc., for the 2016 Tax year; and (vi) (A) the deduction for the Bonus Agreement Payment taken on the income Tax Return of A-1 Manufacturing, Inc., for its Tax year that includes Closing Date (as prepared and filed in accordance with Section 7.5(a) and Section 7.5(l)) being lower than the deduction utilized in the calculation of Closing Date Net Working Capital, as finally determined, and (B) any additional income Taxes imposed as a result of the disallowance of all or any part of the compensation deduction for the portion of the Bonus Agreement Payment that is payable upon the Closing and taken on the income Tax Return of A-1 Manufacturing, Inc., for its Tax year that includes the Closing Date.

2.              Section 2.5(b)(vii) shall be deleted in its entirety and a new Section 2.5(b)(vii) and Section 2.5(b)(viii) are added as follows:

(vii)                           the amount equal to the Closing Consideration, minus the amount of the Phantom Unit Cash Payment, minus the portion of the Bonus Agreement Payment that is payable upon Closing, and minus the portion of the Closing Consideration attributable to the Blocker Seller (as calculated pursuant to Section 2.4(c)), to the Paying Agent; and

(viii)                        the amount equal to the portion of the Closing Consideration attributable to the Blocker Seller (as calculated pursuant to Section 2.4(c)), to the Blocker Seller at the account designated in writing by the Holder Representative.

3.              Section 2.5(c)(ii) of the Merger Agreement is deleted in its entirety and replaced with the words “Intentionally deleted”.

4.              Section 9.3(b) of the Merger Agreement is amended by adding the following words after the words “(i) under Section 9.2(a)(iv) and Section 3.16 in respect of Special Escrow Tax Losses shall not exceed the amount contained in the sub-account of the Special Escrow Fund for Special Escrow Tax Losses”:

“other than Damages pursuant to part (vi) of the definition of Special Escrow Tax Losses, in which case such aggregate liability shall not exceed the amount contained in the sub-account of the Special Escrow Fund for Special Escrow Tax Losses plus the amount contained in the sub-account of the Special Escrow Fund for Damages in connection with the deductibility of the Bonus Agreement Payment”

5.              Section 9.3(b) of the Merger Agreement is further amended by adding the following words after the words: “(x) Special Escrow Tax Losses shall be the sub-account of the Special Escrow Fund for Special Tax Losses”:

“, other than with respect to Damages pursuant to part (vi) of the definition of Special Escrow Tax Losses, which shall be the sub-account of the Special Escrow Fund for Special Escrow Tax Losses plus the sub-account of the Special Escrow Fund for Damages in connection with the deductibility of the Bonus Agreement Payment”

6.              Section 9.3(b) of the Merger Agreement is further amended by adding the following words after the words: “(y) Unsatisfied Current Income Taxes shall be the sub-account of the Special Escrow Fund for Unsatisfied Current Income Taxes”:

“, other than with respect to Damages pursuant to part (vi)(A) of the definition of Special Escrow Tax Losses, which shall be the sub-account of the Special Escrow Fund for Special Escrow Tax Losses plus the sub-account of the Special Escrow Fund for Losses in connection with the deductibility of the Bonus Agreement Payment”

7.              Section 7.5(l) of the Merger Agreement is deleted in its entirety and replaced with the following:

“Notwithstanding anything to the contrary, A-1 Machine Manufacturing, Inc. shall claim a deduction for the portion of the Bonus Agreement Payment payable upon Closing on its income Tax Returns for its Tax year that includes the Closing Date.”

8.              Annex M — Other Adjustment Items is amended to delete the following text:

Amount, if any, of VAT refund receivable for time periods up to Closing not already identified as a Special Receivable	$66,149

9.              Annex N — Special Receivable Amounts is amended to replace the text of the second bullet point with the following wording: “Value Added Tax refunds received by A-1 Engineering Korea, Inc. with respect to sales made prior to Closing”.

10.       In Section 2.7(d), the words “(ii) if the Adjustment Amount is a negative number, (A) Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Acquiror out of the Adjustment Escrow Fund an amount equal to the absolute value of the Adjustment Amount (as finally determined) (not to exceed the amount in the Adjustment Escrow Fund), together with the interest earned thereon earned” are deleted and replaced with:

“(ii) if the Adjustment Amount is a negative number, (A) Acquiror and the Holder Representative shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to pay to Acquiror out of the Adjustment Escrow Fund or, in respect amounts related to Tax Liabilities in connection with the Phantom Unit Cash Payments, the Tax Deductibility Escrow Account, together with the interest earned thereon, an amount equal to the absolute value of the Adjustment Amount (as finally determined), which amount shall not exceed the amount in the Adjustment Escrow Fund except to the extent that the amount relates to Tax Liabilities in connection with the Phantom Unit Cash Payments, in which case the amount shall not exceed the amount in the Adjustment Escrow Fund plus the amount in the Tax Deductibility Escrow Account”

11.       Except as provided in this Amendment, this Amendment shall not amend or modify any other provision of the Merger Agreement

12.       This Agreement shall be governed by and construed and enforced in accordance with the internal laws (both substantive and procedural), and not the laws of conflicts, of the State of Delaware.

13.       This Amendment shall be binding upon and shall enure to the benefit of and be enforceable by each of the parties hereto and each of their successors and permitted assigns.

14.       This Amendment may be executed in one or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed as of the date first above written.

IMPAKT HOLDINGS, LLC

By:	/s/ Kirk Johnson
	Name:	Kirk Johnson
	Title:	CFO

IRON MAN ACQUISITION, INC.

By:	/s/ Rob Mionis
	Name:	Rob Mionis
	Title:	President

GRAYCLIFF PRIVATE EQUITY PARTNERS III PARALLEL LP

By:	/s/Duke Punhong
	Name:	Duke Punhong
	Title:	Managing Director